Exhibit 10.12
                                                      Conformed Copy


                         SUPPLY AGREEMENT


                              BETWEEN


                   SILGAN CONTAINERS CORPORATION


                                AND


                       DEL MONTE CORPORATION



                         September 3, 1993



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                         TABLE OF CONTENTS

                                                               Page


ARTICLE I  EFFECTIVENESS..........................................1

ARTICLE II  PURCHASE AND SALE OF CONTAINERS.......................1
      2.1  Commitment for Purchase and Sale.......................1
      2.2  Right of First Negotiation.............................2
      2.3  Pacific Coast Producers................................2
      2.4  Other Agreements.......................................3
      2.5  Schedule 2.1...........................................3
      2.6  Additional Commitments of DM and Seller................4
      2.7  Close of Oakland Facility..............................6

ARTICLE III  SHIPMENT QUANTITIES..................................6
      3.1  DM Estimates; Purchase Obligations.....................6
      3.2  Shipping Arrangements..................................7
      3.3  Manufacture; Transfer of Ownership; Payment Terms......7
      3.4  Working Capital........................................7
      3.5  DM Transportation......................................8
      3.6  Unexpected Increase in Requirements....................8
      3.7  Return of Nonconforming Containers.....................9
      3.8  Recycling..............................................9
      3.9  Class I Plate..........................................9
      3.10  Warehouse Space......................................10

ARTICLE IV  DELIVERY AND FREIGHT TERMS...........................10
      4.1  Freight Charges.......................................10
      4.2  Container Loading.....................................10

ARTICLE V  PRICES AND PRICE CHANGES FOR CONTAINERS...............11
      5.1  Price Changes.........................................11
      5.2  Sharing of Cost Savings...............................12
      5.3  Operating Reviews.....................................13
      5.4  Review of Information.................................13

ARTICLE VI  MEETING COMPETITION..................................13

ARTICLE VII  SPECIFICATION CHANGE, NEW CONTAINERS................14
      7.1  Procedure for Identification..........................14
      7.2  Prices for Spec Changes and New Containers............14
      7.3  Investment; Usage Percentage and Investment Cost......15
      7.4  Review................................................15
      7.5  Effect of Seller's Failure to Supply Spec Changes
           and New Containers....................................15

ARTICLE VIII  TERM OF AGREEMENT..................................16

ARTICLE IX  FORCE MAJEURE........................................16
      9.1  Seller's Obligations..................................16
      9.2  DM's Obligations......................................16
      9.3  Notice of Force Majeure...............................16

ARTICLE X  DM'S RIGHT TO COVER...................................17

ARTICLE XI  QUALIFICATION OF CONTAINERS; TECHNICAL SUPPORT.......17
      11.1  Qualification of Containers..........................17
      11.2  Inspection...........................................18
      11.3  Technical Support....................................18
      11.4  Research and Development Cooperation.................18

ARTICLE XII  RETURNABLE PACKAGING MATERIALS......................19
      12.1  Packaging Specifications.............................19
      12.2  Coding...............................................19
      12.3  Title to Packaging Materials.........................19
      12.4  Annual Settlement of Packaging Materials.............19
      12.5  Transition of 45 x 50 Two-Way Pallets................19

ARTICLE XIII  CLAIMS, WARRANTIES AND LIMITATIONS OF
LIABILITY........................................................20
      13.1  Container Specifications.............................20
      13.2  Compliance with Laws and Regulations.................20
      13.3  Title to Containers..................................20
      13.4  Infringement Claims..................................20
      13.5  Shelf Life Warranty..................................20
      13.6  Limitations on Warranties............................21

ARTICLE XIV  INSURANCE...........................................21

ARTICLE XV  SALE OF REJECTED CONTAINERS..........................22

ARTICLE XVI  LABOR DISPUTES......................................22

ARTICLE XVII  TITLE TO DRAWINGS..................................22

ARTICLE XVIII  BREACH AND WAIVER.................................22
      18.1  Event of Default.....................................22
      18.2  Effect of Default....................................22
      18.3  Nonwaiver............................................23

ARTICLE XIX  MISCELLANEOUS.......................................23
      19.1  Notices..............................................23
      19.2  Assignment...........................................24
      19.3  Modifications........................................24
      19.4  Confidentiality......................................24
      19.5  Independent Contractors..............................24
      19.6  Corporate Authority..................................24
      19.7  Further Documentation................................25
      19.8  Severability.........................................25
      19.9  Dispute Resolution...................................25
      19.10  Governing Law.......................................25
      19.11  Entire Agreement....................................25


                              * * * *

SCHEDULES

2.1   Facilities Other Cost Components
5.1A  Examples of Price Adjustments
7.1   Spec Change
13.1  Acceptance Criteria

                         SUPPLY AGREEMENT


           THIS IS AN AGREEMENT (the "Agreement") made and entered into as of September 3, 1993 by and between DEL MONTE
CORPORATION, a New York corporation ("DM"), and SILGAN CONTAINERS
CORPORATION, a Delaware corporation ("Seller").


                        B A C K G R O U N D


           Seller has agreed to purchase certain assets and assume certain liabilities of DM's container manufacturing business pursuant to the terms and conditions of a Purchase Agreement dated the date hereof between DM and Seller (the "Purchase Agreement"). As a condition to the closing under the Purchase Agreement and to induce the other party to consummate the transactions contemplated by the Purchase Agreement, Seller and DM desire to enter into a ten-year supply agreement under which Seller will supply DM's metal container requirements for foods and beverages in the United States and certain of DM's metal container requirements for foods and beverages in Mexico, subject to the terms and conditions of this Agreement.

ACCORDINGLY, THE PARTIES AGREE AS FOLLOWS:


                             ARTICLE I
                           EFFECTIVENESS

           The parties have executed this Agreement as of the date that appears in the first paragraph of this Agreement, and this Agreement will become effective upon the closing of the Purchase Agreement (the "Effective Date"). This Agreement will terminate without any obligation or liability upon the termination of the Purchase Agreement.


                            ARTICLE II
                  PURCHASE AND SALE OF CONTAINERS

           2.1 Commitment for Purchase and Sale. During the term of this Agreement specified in Article VIII of this Agreement (the "Term"), Seller shall sell and deliver to DM, and DM shall purchase and accept from Seller, at DM's food processing plants identified on Schedule 2.1 to this Agreement (the "Facilities") or as otherwise provided in this Agreement, the ready-to-fill sanitary cans comprised of the can bodies which are enclosed at one end by affixing a separately manufactured end onto a welded or tin soldered or a one piece continuously formed metal cylinder closed at one end ("Cans") and ends which are covers to be affixed after the Cans are filled ("Ends") (each Can and End together constituting a "Container") described on Schedule 2.1 to this Agreement. The annual quantities of Containers to be purchased and sold during the Term and pursuant to the terms of this Agreement shall be (a) 100 percent of DM's annual requirements for such Containers to be used for the packaging of foods and beverages in the United States and (b) not less than 65 percent of DM's annual requirements of those Containers to be used for the packaging of foods and beverages at the Mexican Facilities identified on Schedule 2.1 (with the actual percentage to be determined in DM's sole discretion in connection with DM's estimates provided pursuant to Section 3.1), subject to reduction only in accordance with the terms of this Agreement. This Agreement shall not apply to DM's purchase of metal containers for pineapples, mandarin oranges, sardines and any other products which are not packed in the United States or Mexico. In addition, DM shall provide Seller all Polystar lids necessary for DM Containers, which lids shall be provided by Seller to DM at the same cost, if any, charged by DM to Seller for such lids adjusted for actual spoilage exceeding the higher of 2% or the average spoilage incurred by DM during the six-month period prior to the Effective Date (based on DM's records).

           2.2 Right of First Negotiation. DM hereby grants Seller a right of first negotiation during the Term to provide the Container requirements of any new DM food processing facility in Mexico and Central America. If during the Term DM builds, acquires or leases a food processing facility in Mexico or Central America, DM shall notify Seller and shall negotiate exclusively with Seller for a period of 60 days for the supply of Containers for such facility. If the parties do not reach agreement on the supply of Containers during such period, DM shall provide Seller a written summary of the supply terms requested by DM (the "Proposal"). Thereafter, DM shall be free to negotiate with and enter into agreements for the supply of Containers for such facilities with other parties; provided that if in the aggregate the terms and conditions offered to DM by another party are less favorable to DM than the terms set forth in the Proposal, DM shall notify Seller prior to DM's acceptance of such terms and Seller shall have 30 days after receipt of such notice to accept such terms, and if Seller timely accepts such terms, DM and Seller shall promptly enter into an agreement on such terms. For purposes of this Agreement, the term "Central America" shall mean Belize, Guatemala, El Salvador, Honduras, Nicaragua, Costa Rica and Panama.

           2.3 Pacific Coast Producers. The parties acknowledge that DM purchases certain containers from, and sells certain containers to, Pacific Coast Producers, Inc. ("PCP") and purchases certain filled containers from PCP for resale on a "private label basis." In any Supply Year (as defined below), DM shall not purchase from PCP or any of PCP's affiliates more than 100 million unfilled containers, subject to adjustment as set forth in this Agreement, for use at any of the Facilities or any other facility or plant of DM or any other facilities or locations in respect of any toll pack, co-pack or similar agreements of DM. The annual requirements referred to in (a) in the last sentence of Section 2.1 shall be exclusive of (i) any unfilled containers purchased by DM from PCP (subject to the limitation provided in the immediately preceding sentence) and
(ii) any filled containers purchased by DM from PCP for resale on a private label basis, but shall be inclusive of all unfilled containers sold by DM to PCP. Seller and DM agree to cooperate reasonably and use reasonable efforts to identify and achieve cost reductions for DM with respect to containers produced by PCP and Seller for sale to DM.

          2.4 Other Agreements. The parties acknowledge that it is their intent that Seller supply all metal food containers to DM pursuant to

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the terms of this Agreement for any food or beverage
product packed in the United States or Mexico which DM requires pursuant to any toll-pack, co-pack or similar agreements other than (a) such agreements with PCP (subject to Section 2.3 above), and (b) up to 50 million (subject to adjustment as set forth below) filled containers in any Supply Year (plus that number of filled containers which may be purchased from any party which purchases DM's Crystal City facility as described at
Section 2.6). DM's purchases from Faribault Foods and Friday Canning during the current packing season are examples of the types of purchases allowed by clause (b) of the preceding sentence. The 50 million filled containers referenced at clause
(b) above shall be adjusted for the second and each subsequent Supply Year to such number equal to 2-1/2% of the number of containers estimated in good faith by DM to be purchased by DM in such Supply Year from all manufacturers. The parties further acknowledge that any unfilled metal food containers not supplied by Seller to DM for products pursuant to such agreements with PCP shall apply toward DM's obligation to purchase from PCP or any of PCP's affiliates not more than 100 million unfilled containers as set forth in Section 2.3 above. Any such containers required for such toll-pack, co-pack or similar agreements entered into after the date of this Agreement ("Product Sourcing Containers") shall be considered New Containers, and the prices for such Product Sourcing Containers shall be established in accordance with the terms of Section 7.2 of this Agreement; provided that if the volume of Product Sourcing Containers in any Supply Year (as defined below) exceeds 15% of the aggregate Containers required in the Supply Year in which such agreement is entered into, the parties shall negotiate in good faith the pricing for that portion of such Product Sourcing Containers that exceeds said 15% for that Supply Year.

           2.5 Schedule 2.1. Schedule 2.1 sets forth the following information, certain items of which may be established
(only for New Containers as defined below) or amended from time to time in accordance with the terms of this Agreement:

           (a)  Container sizes;

           (b) specifications (including special features and the finished product ("Product") with which DM will fill each type of Container) for each type of Container which shall serve as a basis for DM's acceptance or rejection of Containers and for determining cost savings resulting from specification changes effected under Article VII of this Agreement;

          (c) the pallet-can configuration requirement and packaging specification for each type of Container;

           (d) DM's estimate, by type of Container and the location to which the Containers are expected to be delivered, of DM's annual requirements of Containers for DM's fiscal year ending June 30, 1994 estimated as of June 18, 1993;

           (e) the selling price to be charged to DM by Seller for each thousand Cans and Ends by type of Container and delivery location (indicating metal, labor and other costs consistent with the format applicable to Section 5.1).

The price F.O.B. Pittsburgh, California to be charged to DM for tin plate to be provided by DM to PCP shall be provided to DM by Seller prior to the Effective Date. Prior to the Effective Date, Seller will reduce the selling prices for Containers pursuant to
(e) above for the first 12 months
after the Effective Date (and effect savings in PCP tin plate cost for the first 12 months after the Effective Date, based on 790,000 base boxes) in an aggregate amount of $10.9 million (holding all other items on Schedule 2.1 constant). The packaging specifications required at (c) above shall be provided by DM prior to the Effective Date and shall be consistent with DM's current packaging specifications.

           2.6  Additional Commitments of DM and Seller.

           (a) New Facility. For purposes of this Agreement, except as set forth in Section 2.6(d) below, (i) DM's agreement to purchase its annual requirements of Containers to be used for the packaging of foods and beverages by or for the account of DM in the United States as set forth in Section 1.1 of this Agreement shall include all Containers to be so used by or for the account of DM at any of DM's plants or facilities in the United States (including those plants and facilities hereafter built, acquired, operated or leased (a "New Facility")) or any other plant, facility or location in the United States where any food or beverage product is packed for the account of DM at any time during the Term of this Agreement, including, without limitation, pursuant to any toll pack, co-pack or similar arrangements as provided for in Section 1.3 of this Agreement, and (ii) DM's agreement to purchase not less than 65 percent of its annual requirements of Containers to be used for the packaging of foods and beverages at the Mexican Facilities as set forth in Section 1.1 of this Agreement shall include not less than 65 percent of the aggregate of (A) all Containers to be so used by DM at any of its plants or facilities in Mexico (owned, leased or otherwise used) (the "Mexico Facilities") where DM packages any food or beverage product at any time during the Term of this Agreement and (B) if DM transfers any food processing business from a Mexico Facility to a plant, facility or location or another person or entity in Mexico, all Containers to be used for the packaging of any food or beverage product for the account of DM, the packaging for which has been transferred by DM from a Mexico Facility to any such plant, facility or other location in Mexico, including, without limitation, pursuant to any toll pack, co-pack or similar arrangements as provided for in Section 1.3 of this Agreement. Notwithstanding the above provisions, if DM packs food or beverage products for the account of another person or entity, (a) DM shall be required to purchase Containers from Seller pursuant to the terms of this Agreement for such food or beverage product if such other person or entity is not subject to a contractual obligation to purchase containers from a person or entity other than Seller; however, DM and Seller shall negotiate in good faith for the supply of Containers by Seller for such food or beverage products which may be at prices more advantageous to Seller than those set forth in the Agreement (it being understood that Seller is not obligated to supply such Containers except on the terms and conditions of this Agreement) and (b) DM shall not be required to purchase Containers from Seller for such food or beverages if such other person or entity is subject to a prior contractual obligation to purchase containers from a person or entity other than Seller. In connection with all such obligations of DM, DM shall permit Seller's accountants reasonable access during normal business hours to DM's books, records, plants and facilities so that Seller may verify compliance with this Agreement.

DM agrees to provide Seller with reasonable notice of any New Facility and any plans to transfer DM's food processing business from a Facility or New Facility to a facility owned or operated by another person or entity and to take all steps reasonably necessary and to cooperate with Seller to carry out the intent of this Agreement.

           (b) Sale of DM Business; Crystal City. Notwithstanding anything herein to the contrary, DM shall not enter into any transaction with any other person or entity providing for the merger, consolidation or other similar business combination of DM with such other person or entity or for the sale, transfer, disposition or lease of all or substantially all of the assets of DM to such other person or entity or for the sale, transfer, disposition or lease of all or substantially all of the assets of DM's vegetable, fruit or tomato business without first obtaining the written agreement of such other person or entity to enter into a written agreement with Seller on the same terms and conditions contained in this Agreement and for the remainder of the Term hereof for the purchase by such other person or entity of its Container requirements from Seller for use with the former DM Products and any extensions of any Product. In addition, if DM sells its Crystal City, Texas cannery, as a condition to consummation by DM of such sale (which condition may not be waived without Seller's consent), DM shall purchase its Container requirements from Seller pursuant to the terms of this Agreement for use with any Product and any extensions of any Product produced for DM at such cannery.

           (c) Trademark License. With respect to any of the Products or any extensions of any of the Products, DM shall not sell, transfer or license the brand name "Del Monte" or any derivative thereof or any other brand name or trade name used by DM without first obtaining the written agreement of such purchaser, transferee or licensee to enter into a written agreement with Seller on the same terms and conditions contained in this Agreement and for the remainder of the Term hereof for the purchase by such other person or entity of its Container requirements from Seller to be used to package any of the Products and any extension of any Products using the brand name "Del Monte" or any derivative thereof of any such other brand name or trade name used by DM.

           (d) Further DM Acquisitions. This subsection shall not apply to acquisition by DM of PCP pursuant to the PCP Option (as defined at Section 6.2 of the Purchase Agreement) which is subject to the terms of Section 6.2 of the Purchase Agreement.
Notwithstanding anything herein to the contrary, DM's agreement to purchase its requirements of Containers as set forth in this Agreement shall not include the requirements of any company or other entity acquired by DM subsequent to the date hereof (the
"Acquired Entity") (i) where, in such acquisition, DM is required to assume the obligations of such Acquired Entity under a written agreement requiring such Acquired Entity to purchase containers to be used by such Acquired Entity or (ii) where, in such acquisition, the Acquired Entity is a captive manufacturer of a material portion of its containers. In the case of (i) above, upon expiration or termination of such written agreement to purchase containers, Seller shall have the right for the remainder of the Term to supply the Container requirements of such Acquired Entity on the same terms and conditions contained in this Agreement. In the case of (ii) above, DM shall notify
Seller in writing of any such acquisition five business days after the consummation thereof. Seller shall have the right, exercisable no later than 45 days after receipt by Seller of such notice from DM, to purchase the can manufacturing assets of such Acquired Entityat a purchase price equal to the fair market value of such assets determined on the assumption that Seller shall obtain a supply contract as set forth in the next sentence. Additionally, in connection with any such purchase of can manufacturing assets by Seller, DM (or the Acquired Entity) shall enter into a supply agreement with Seller on the same terms and conditions contained in this Agreement and for the remainder of the Term hereof for the supply by Seller of all of the container requirements of such Acquired Entity. If the purchase by Seller of such can manufacturing assets is not consummated within 120 days after delivery by Seller of notice of its intent to exercise this right, then DM (or the Acquired
Entity) may sell or otherwise transfer or dispose of all or substantially all of such can manufacturing assets of such Acquired Entity to any other party and to enter into a supply agreement for the requirements of such Acquired Entity; provided that if in the aggregate the terms and conditions offered to DM by another party are less favorable to DM than those offered by DM to Seller, DM shall notify Seller prior to DM's acceptance of such terms and Seller shall have 30 days after receipt of such notice to accept such terms and if Seller timely accepts such term, DM and Seller shall promptly enter into an agreement on such terms.

           (e) Expiration of Transferee Obligations. The obligations of DM and any other person or entity, purchaser, transferee or licensee or Acquired Entity set forth in subsections (b), (c) and (d) above shall terminate upon the expiration of the initial Term unless specifically extended by written agreement of DM, Seller and such other person or entity, purchaser, transferee or licensee or Acquired Entity, as the case may be.

           (f) Extension of a Product. For purposes of this
Section 2.6, determination of whether a food or beverage constitutes an extension of a Product shall be made in accordance with DM's good faith marketing determination. By way of example,
(a) soup would not be an extension of a Product and (b) spaghetti sauce would be an extension of DM tomato Products.

           2.7 Close of Oakland Facility. Seller will have as of the closing a lease to operate the former DM facility in Oakland, California which will terminate on the earlier of April 30, 1995 and 12 months after notice by DM. Seller will transfer the production of Ends currently produced at the Oakland facility to other locations without any supply interruption or cost increase to DM.

                            ARTICLE III
                        SHIPMENT QUANTITIES

           3.1 DM Estimates; Purchase Obligations. On the date of effectiveness of this Agreement and on October 1 of each year of the Term thereafter, DM shall furnish Seller with DM's good faith written estimate, by type of Container and delivery location, of DM's proposed monthly requirements for Containers under this Agreement for the ensuing Supply Year. "Supply Year" shall mean the 12 month period from November 1 to October 31 of each year during the Term of this Agreement. The annual estimate shall be updated as follows: no later than the 20th calendar day of each month, DM shall furnish Seller with DM's good faith written estimate, by type of Container and delivery location, of any revisions to DM's estimated Container requirements for the following four months; during the packing season (which is the period from July 1 to October 31 of each year), DM shall furnish any such revisions as soon as practical but at least once per calendar month. Such estimates shall supersede the Container quantities specified in Section 2.5(d) of this Agreement. In any Supply Year, DM shall be obligated to purchase no less than, and Seller shall be obligated to sell no more than, that number and type of Containers as shall equal the sum of the periodic monthly estimates (as revised in accordance with this Section) for each type of Container for that Supply Year. The parties agree to cooperate and use their reasonable best efforts to resell any excess Cans or Ends which DM has purchased.

           3.2 Shipping Arrangements. As of the date of effectiveness of this Agreement and on November 1 of each year of the Term thereafter, Seller shall furnish DM with Seller's 12-month Container Production Forecast which shall be developed in accordance with DM's past practice. Such 12-month Container Production Forecast will be revised monthly by Seller in accordance with DM's requirements and shall serve DM as the basis for DM's arrangement of shipments and space planning. Seller will notify DM immediately if Seller anticipates that it will be unable to provide Containers to DM in accordance with DM's most recent estimate. Seller shall advise DM's transportation department of transit requirements from Seller's location to the DM delivery location for Containers manufactured by Seller as required by Section 3.1 of this Agreement and the applicable Container Production Forecast referred to above. DM's transportation department will arrange for transportation of such Containers using either DM trucks, trucks of an alternate carrier or rail.

           3.3 Manufacture; Transfer of Ownership; Payment Terms. Seller will use reasonable efforts and cooperate with DM to follow DM's prior practices of manufacturing smaller size Cans after the end of the packing season and large Cans as close as practicable to the time of their use by DM with a view to lowering DM's working capital requirements and minimizing DM's storage space requirements. Ownership of, title to and risk of loss for Cans and Ends will transfer on the date that such Cans or Ends are placed on DM trucks or other carriers (or rail) for transit as arranged by DM or (in case of the same location for manufacture by Seller and DM delivery location) upon Seller placing such Cans at the palletizer exit; provided Ends will be shipped or delivered to DM only in accordance with DM's instructions. DM will be responsible for pickup and delivery and storage of Cans placed at any such palletizer exit. In the case of direct cable delivery, ownership of, title to and risk of loss for Cans will transfer at the point at which the Cans leave Seller's facility and enter DM's facilities. All Cans and Ends shall be sold F.O.B. Seller's facility, and Seller will send invoices to the DM Facility to which Cans or Ends are shipped (as indicated by DM). DM will be responsible for all freight charges for all Containers. Payment for Cans and Ends for which DM has received invoices as of the close of business on Monday in any given week shall be due on the Friday of the week following the transfer of ownership and title for such Containers.

           3.4 Working Capital. Notwithstanding the provisions of
Section 3.3, DM will not be required to make payment of invoices (beginning with the most current invoices) for Containers on the payment terms set forth in Section 3.3 if and to the extent that during any period in which Average Net Working Capital relating to Containers for the previous 9 months (or the number of completed months during the first 9 months of the Term) plus forecast net working capital for the next three months as determined using DM estimates provided in Section 3.1 exceeds $18,000,000 indexed after the first Supply Year to changes in DM's Container Cost as calculated below (the "Cap"'). Any such invoices not so paid by DM shall be paid upon and to the extent that Average Net Working Capital of DM is less than $18,000,000 (with the oldest of such invoices being paid first). The Average Net Working Capital shall be calculated by totaling all Container inventories of DM at the end of each accounting month (excluding in the first Supply Year the DM Container inventories at Closing of the Purchase Agreement) in the previous 9 months (or the number of completed months during the first 9 months of the Term) and the forecasted Container inventories of DM for the next three months as determined using DM estimates, and subtracting therefrom the accrued and unpaid payables to Seller for such Containers at the end of such months and the forecast accrued and unpaid payables for the next three months assuming compliance with the payment terms in Section 3.3, and dividing this total by 12 (or the number of completed months during the first 9 months of the Term plus the three forecasted months). For purposes of this Section 3.4, "month" shall mean DM's accounting month which in any calendar quarter shall be four, four and five weeks, respectively.

           The Cap for the second and succeeding Supply Years will be calculated on the first business day of January of each year by DM (as reasonably agreed by Seller) at the end of each such Supply Year by multiplying the Cap for the most recently completed Supply Year by a fraction, the numerator of which will be DM's estimated Container Costs from Seller for such Supply Year as set forth on Schedule 2.1 as of the commencement of such Supply Year and the denominator of which will be DM's Container Costs actually incurred by DM from Seller for the most recently completed Supply Year. The term Container Costs shall mean the selling price for all Containers sold by Seller to DM plus applicable freight for the applicable Supply Year.

           3.5 DM Transportation. It is acknowledged that DM has transportation capability and has established very good traffic rates using both its own equipment and equipment of outside carriers. It is also acknowledged that Seller has established very good contracts for both incoming and outgoing delivery. Seller and DM agree that the transportation departments of each will work closely in all areas and allow, to the extent possible, the other to make use of existing and future contract rates. Such cooperation will ensure that both parties enjoy well controlled freight costs.

          3.6 Unexpected Increase in Requirements. If DM experiences an unexpected increase in its production needs at any Facility whereby (a) a calendar month's requirements at such Facility exceed 125 percent of that month's estimate for any Container as set forth in that month's estimate provided two months before (e.g. estimate for month of June dated April 20) or
(b) the requirements in a 24-hour period at such Facility exceed
10 percent of that month's estimate for any Container as set forth in that month's estimate provided two months before (e.g., estimate for month of June dated April 20), Seller shall use its best efforts to fulfill those needs but shall not be considered to have breached this Agreement if it fails to deliver any Containers in excess of either percentage described above during that period. In such cases, Seller shall have the option of obtaining an alternate supply of Containers for DM at no cost increase to DM (including freight), and DM shall be obligated to purchase such Containers pursuant to the terms hereof. If Seller cannot fulfill those needs, DM may purchase during the applicable period only such Containers, Cans or Ends, as the case may be, in excess of such applicable percentages described above and any Containers,

Cans or Ends in excess of such percentages which DM purchases from third parties during such applicable period as a result of Seller's inability to deliver such quantity shall reduce accordingly the minimum requirements that DM must purchase from Seller under this Agreement during the applicable Supply Year. Any Containers, Cans or Ends in excess of such percentages which DM purchases from PCP or its affiliates during such applicable period as a result of Seller's inability to deliver such quantity shall increase accordingly the 100 million Containers which DM can purchase from PCP and its affiliates in such Supply Year only.

           3.7 Return of Nonconforming Containers. If, after application of the sampling and acceptance plan (the "AQL Plan") referred to in Section 13.1 of this Agreement, any of the Containers delivered to DM fails to meet the specifications for that type of Container set out in Schedule 2.1, as that schedule may be amended by the parties from time to time, DM shall be entitled to refuse to use those nonconforming Containers and upon notice of rejection to Seller, DM shall be entitled to return the nonconforming Containers to Seller. Upon receipt of a notice of rejection, Seller shall either (i) replace the nonconforming Containers if such replacement can be made in a timely manner or
(ii) credit DM for the cost of such Containers. In addition, Seller shall reimburse DM: (a) for DM's reasonable transportation and handling costs, if any, incurred in returning those Containers, (b) any freight cost incurred by DM for the shipment of the Containers to DM and (c) any and all other amounts required to be paid by Seller to DM under Section 13.6 of this Agreement. Title and risk of loss or damage to nonconforming Containers shall pass to Seller upon receipt by Seller of a notice of rejection, and upon delivery of a notice of rejection DM shall act in a commercially reasonable manner in storing and returning to Seller such nonconforming Containers. Seller shall provide monthly to DM a "Conformance to Specification Report" in substantially the form used by DM as of the date immediately preceding the date of this Agreement.

           3.8 Recycling. Seller acknowledges that DM derives a marketing benefit from the fact that as of the date immediately preceding the date of this Agreement DM used recycled metal in its containers and engaged in an active can recycling effort. Seller agrees to notify DM of the approximate percentage of recycled metal incorporated in Containers provided pursuant to this Agreement so that DM may, at its election, make consumers aware of such information. In addition, Seller agrees to use its reasonable efforts to maintain DM's can recycling effort.

           3.9 Class I Plate. Seller acknowledges that DM has engaged in a Class I plate program, and Seller agrees to use its reasonable efforts to continue such program to the extent it is consistent with the terms and conditions of this Agreement.


          3.10 Warehouse Space. Seller agrees to provide DM storage space during the Term at the Toppenish and Rochelle can manufacturing facilities and the Smithfield cannery, and DM agrees to provide Seller storage space during the Term at DM's Crystal City, Stockton, Modesto, Kingsburg and Plover canneries, in each case (other than Smithfield) consistent with DM's past practice and at prevailing market rates and so long as such facilities are owned by the respective party (or its affiliates). DM storage at Smithfield shall be provided at no cost to DM. The parties shall invoice each other monthly for any charges for use of any such storage space and shall make any required net payment for any Supply Year within 60 days after the end of such Supply Year.

                            ARTICLE IV
                    DELIVERY AND FREIGHT TERMS

           4.1 Freight Charges. All Containers shall be sold and delivered by Seller F.O.B. Seller's facility. DM will be responsible for and pay all freight charges for all Containers sold by Seller to DM: provided that if Seller moves or relocates the manufacture of Containers to facilities (an "Other Facility") other than those former DM container manufacturing facilities sold or leased to Seller pursuant to the Purchase Agreement at which such Containers were manufactured by DM or if Seller ceases to manufacture Containers at the Plover, Modesto, Stockton, Kingsburg or Crystal City container manufacturing facilities leased to Seller pursuant to the Purchase Agreement (the "Shared Facilities"), Seller shall credit DM for the difference between the freight charge incurred by DM for delivery from Seller's Other Facilities to DM's delivery location and the freight charge DM would have incurred for delivery from the applicable former DM manufacturing facility where such Containers were manufactured by DM prior to the Effective Date to DM's delivery location and, in the case of the Shared Facilities, shall credit DM for all handling, warehousing and spoilage charges incurred by DM as a result of the absence of direct cabling of Containers to DM's food processing plant. If Seller manufactures Containers at Seller's Other Facilities and this results in reduced freight charges incurred by DM for delivery from such Seller's Other Facilities to DM's delivery locations as compared to the freight charges DM would have incurred for delivery from the applicable former DM manufacturing facilities (where such Containers were manufactured by DM prior to the Effective Date) to DM's delivery locations, the sum of all such reductions shall be credited to Seller in calculating, and shall reduce, the credit to DM provided for in the preceding sentence for increased freight and/or handling, warehousing and spoilage charges. The parties shall reconcile these amounts annually within 60 days after the end of each Supply Year.

           4.2 Container Loading. Seller shall be responsible for the proper loading of Containers onto the appropriate DM pallets and onto shipping vehicles in accordance with DM's reasonable shipping instructions.


                             ARTICLE V
              PRICES AND PRICE CHANGES FOR CONTAINERS

           5.1 Price Changes. Seller's selling prices for Containers are specified in Schedule 2.1 attached hereto. The aggregate base Monthly Rent (as defined in the leases for the Shared Facilities and the former DM Can manufacturing plant in Oakland) incurred by Seller pursuant to the leases at the Shared Facilities and the former DM Can manufacturing plant in Oakland will be separately billed to DM and shall be paid by DM. In addition, as set forth in Schedule 2.1, the selling price for a Container shall consist of the total of the following:

           (a) Metal Costs;

           (b) Labor Costs (composed of all direct and facility indirect compensation and benefits); and

           (c) Other Costs (composed of those items set forth on Schedule 5.lA).

          Seller's selling prices for Containers shall be subject to change based on the following criteria:

           (a)  Metal Costs

           The metal cost component of selling price for each Container as set forth in Schedule 2.1 shall be adjusted (increased or decreased) to reflect changes in costs of metal actually incurred by Seller. Such metal price adjustment (increase or decrease) shall take place 30 days after the date Seller actually incurs a price change in the cost of metal. Metal prices shall not be increased prior to June 30, 1994.

           (b)  Labor Costs

           The labor cost component selling price for each Container as set forth in Schedule 2.1 shall be adjusted (increased or decreased) as of July 1 of each year during the Term (beginning July 1, 1994) based on the percentage change during the twelve (12) month period ending the previous March 31 of the Employee Cost Index - Private Industry Workers, Blue Collar Workers, using a base date of June 1989, published by the United States Department of Labor, Bureau of Labor Statistics.

           (c)  Other Costs

           The other cost component selling price for each Container as set forth in Schedule 2.1 shall be adjusted
      (increased or decreased) as of July 1 of each year during the Term
      (beginning July 1, 1994) based on the percentage change during the twelve (12) month period ending the previous March 31 of the Producer Price Index (PPI) for Finished Goods (Base year - 1982) as published by the United States Department of Labor, Bureau of Labor Statistics.

Examples of such price adjustments are shown on Schedule 5.1B hereto. For any price adjustment pursuant to this Section 5.1, Seller shall notify DM and set forth with reasonable specificity the reasons for the change in costs (a "Cost Notice"). DM shall have 30 business days to verify any change in costs. Seller shall provide DM with reasonable information and cost accounting records to support any asserted increase or decrease in costs. If, at the end of the applicable review period, DM agrees with the price change set forth in the Cost Notice, that change will be deemed effective from and after the dates set forth above. If DM disagrees with the price change set forth in the Cost Notice, the parties will negotiate in good faith to resolve the matter. If they do not reach agreement on all disputed issues within 30 days after expiration of the applicable review period, the price change will not go into effect until the dispute is resolved in accordance with Section 19.9, and such price change as determined by AA (as defined in Section 19.9) shall be deemed effective from and after the dates set forth above. Each party shall bear one-half of the fees and reimbursable costs of that accounting firm.

          5.2 Sharing of Cost Savings. The parties intend to actively pursue efficiencies and cost savings in connection with the transactions contemplated by this Agreement. For each mutually agreed upon cost savings attempt, the parties shall share the cost savings associated therewith as set forth in this Section 5.2. Any
Investment (as defined in Section 7.3) required to effect such mutually agreed upon cost savings attempt shall be made by Seller, and for a period of six years following such Investment Seller shall charge DM for such Investment by subtracting from the cost savings allocated to DM for each such year in respect of such Investment (a) 16.7% of such Investment plus Financing Costs (as defined in Section 7.3) multiplied by (b) the ratio of sales to DM to total sales of Seller affected by such cost savings attempt (such amount being herein called the "Section 5.2 Investment"). Cost savings actually resulting from a cost savings attempt shall be shared 90% of the Allocated Cost Savings to DM and 10% of the Allocated Cost Savings to Seller. "Allocated Cost Savings" means the cost savings resulting from a cost savings attempt multiplied by the ratio of sales to DM to total sales of Seller affected by such cost savings attempt. To the extent that the Section 5.2 Investment in respect of a cost savings attempt is less than the cost savings allocated to DM for such cost savings attempt for a particular Supply Year, Seller shall reduce the selling price of Containers (per thousand) affected by such cost savings attempt by such difference. Notwithstanding anything to the contrary set forth in this Section 5.2, this Section 5.2 shall not apply to any cost savings affected by a Spec Change (as defined in Section 7.1) or a New Container (as defined in Section 7.1) or to any freight, handling, warehousing or spoilage charges as a result of any relocation of the manufacture and production of a Container. DM shall reasonably cooperate with Seller to achieve cost savings identified by Seller to DM prior to the Effective Date. Notwithstanding anything in this Agreement to the contrary, with respect to the 303 x 406 to 300 x 407 can conversion which will be effected by Seller for DM, Seller shall provide and pay for (with no charge to or reimbursement from DM) all capital necessary for such conversion and DM shall be entitled to a cost savings of $2 million (when DM is fully converted) based on DM's volume as set forth on Schedule 2.1 for the fiscal year ended June 30, 1994. Accordingly, the provisions of this Section 5.2 shall not apply to the 303 x 406 to 300 x 407 can conversion to be effected by Seller for DM.

           5.3 Operating Reviews. The parties shall meet periodically during the Term and at least once in every Supply
Year to consider suggestions for efficiencies and cost savings and to review the results of previously implemented cost savings attempts.

           5.4 Review of Information. DM and its representatives shall have the right during normal business hours and upon at least five business days notice to review the books and records of Seller necessary to verify any price change set forth in a Cost Notice and to verify the results of cost savings attempts,
Section 5.2 Investments and Allocated Cost Savings.

                            ARTICLE VI
                        MEETING COMPETITION

           If, at any time after the fifth anniversary of this Agreement, DM receives a bona fide written proposal from an independent commercial can manufacturer (an "Offeror") having the capability to manufacture and sell containers to DM of a type and quality similar to the Containers that Seller is required to furnish DM under this Agreement for the remainder of the Term for one or more Facilities, which written proposal provides selling prices and terms that are in DM's good faith opinion more favorable than the selling prices and terms for Containers then provided by Seller and is based on not less than one hundred percent of the annual volume of all such Containers as DM is then purchasing from Seller hereunder for one or more Facilities for the remainder of the Term, DM shall notify Seller of such proposal and shall furnish Seller with a summary of all terms of the offer with reasonable specificity, including the identity of the Offeror. At Seller's request, such summary shall be reviewed and confirmed in writing by DM's independent certified public accountants as an accurate summary of terms of such offer. Seller shall have 30 days from the date of receipt of DM's notice within which to submit a counterproposal to such bona fide competitive proposal. Notwithstanding anything herein to the contrary, PCP and its affiliates shall be excluded from making any competitive proposal during any period in which PCP is receiving metal for cans through DM and/or Seller. If Seller's counterproposal would result in DM paying the same net selling price for Containers that would be paid if the competitive proposal were accepted and if Seller meets all the other terms and conditions, including warranties but excluding any provisions providing for meeting competitive bidding, of the competitive proposal, then DM shall accept Seller's counterproposal and the provisions of this
Article VI (and any meeting competitive bidding provisions contained in the competitive proposal) will not be applicable during the term of Seller's counterproposal for those Containers supplied to the Facilities subject to the counterproposal. If Seller declines to meet the competitive proposal, DM shall be free to purchase Containers from the Offeror pursuant to the competitive proposal commencing 60 days after the expiration of the 30-day period; provided that, if prior to acceptance of the competitive proposal in the aggregate the terms and conditions of the competitive proposal are changed to be less favorable to DM, DM shall resubmit such changed proposal to Seller for Seller's counterproposal in accordance with this Article VI. Notwithstanding anything herein to the contrary, the Containers purchased from all Offerors shall not exceed, in any Supply Year, one-half of the aggregate number of Containers to be furnished to DM during that Supply Year from Seller and all Offerors. Subject to the preceding sentence, any Containers purchased from the Offerors shall reduce accordingly the minimum requirements which DM must purchase from Seller under this Agreement.

                            ARTICLE VII
               SPECIFICATION CHANGE; NEW CONTAINERS

           7.1 Procedure for Identification. DM and Seller acknowledge that it may be appropriate, from time to time, for Seller to supply DM with Containers under this Agreement with a change in specification from the version on Schedule 2.1 in effect from time to time ("Spec Change") or of a type which were not identified on Schedule 2.1 as of the date of this Agreement ("New Containers"). Schedule 7.1 sets forth the changes in specification which constitute a Spec Change. If DM or Seller desires to make a Spec Change or purchase or sell any New Container under this Agreement, it shall submit to the other a proposed new Schedule 2.1 identifying the Spec Change proposed to be made or the New Container proposed to be supplied under this Agreement (a "Proposal"). If the parties agree on the Proposal, they shall initial the new Schedule 2.1 for that Spec Change only and that new Schedule 2.1, as so initialed, shall thereafter become a part of this Agreement for all purposes including, but not limited to, the calculation of minimum volume requirements referred to in Section 2 of this Agreement.

           7.2 Prices for Spec Changes and New Containers. The selling price for a Container with a Spec Change shall be set so that any decrease in Seller's manufacturing cost for such Container resulting from such Spec Change shall be allocated 10% plus Investment Cost as determined pursuant to Section 7.3 to Seller and the remainder to DM. If the Spec Change results in an increase in Seller's manufacturing cost for the Container, Seller shall increase the price of such Container by such manufacturing cost increase plus Investment Cost as determined pursuant to
Section 7.3. For any proposed Spec Change, Seller shall provide DM as promptly as practical and with reasonable specificity, the impact of such proposed Spec Change on Seller's costs. The selling price for any New Container shall become effective upon delivery of such New Containers and be set so that Seller's gross profit margin on sales by Seller to DM of the New Container shall be the same as that realized by Seller on sales to DM during the six-month period immediately preceding the effectiveness of the new Schedule 2.1 (the "Measurement Period") of the most nearly comparable Container already being supplied by Seller to DM plus Investment Cost as determined pursuant to Section 7.3. However, if no reasonably comparable Container is then being supplied by Seller to DM, then the gross profit margin on such New Container shall be the same as the average gross profit margin on all Containers being supplied by Seller to DM under this Agreement during the Measurement Period plus Investment Cost as determined pursuant to Section 7.3. The parties shall negotiate in good faith to resolve any issues relating to the pricing of Spec Changes and New Containers. If they do not reach agreement within 60 days after agreement on the Proposal, the dispute shall be resolved in accordance with Section 19.9. For purposes of this Agreement "gross profit margin" shall mean a fraction the numerator of which shall be revenue recognized by Seller for the sale of the Container to DM during the Measurement Period less Seller's cost of goods sold for such Container during the Measurement Period and the denominator of which shall be revenue recognized by Seller for sale of the Container to DM during the Measurement Period. Revenue and cost of goods sold shall be determined in accordance with generally accepted accounting and cost accounting principles used by Seller and consistently applied.

           7.3  Investment; Usage Percentage and Investment Cost.

           In conjunction with any proposed Spec Change or New Container Seller shall promptly provide DM with a statement of any required Investment and Usage Percentage for each of the six Supply Years following the required Investment. The "Investment" shall be Seller's required investment in machinery and equipment, inclusive of installation, delivery and implementation costs. Investment Charge shall be 16.7% of any required Investment. Financing Costs shall be the product of LIBOR plus 1% multiplied by the Unamortized Investment. Unamortized Investment shall be determined based on a six-year useful life and straight-line amortization. For each of the six years following such required Investment, Seller shall include in the computation of the selling price the product of (a) Investment Charge plus Financing Costs multiplied by (b) the Usage Percentage. which shall equal a fraction, the numerator of which shall be the amount of Containers manufactured for DM using such machinery and equipment and the denominator of which shall be the amount of all containers (including DM Containers) manufactured using such machinery and equipment for the current Supply Year. Investment Cost shall mean the amount calculated in the preceding sentence.

           7.4 Review. Gross profit margin calculations, manufacturing cost savings or increases due to Spec Changes, required Investments and Usage Percentage as described in this
Article VII shall be reviewed and confirmed in writing by Seller's independent certified public accountants upon DM's or Seller's request, as the case may be.

           7.5 Effect of Seller's Failure to Supply Spec Changes and New Containers. If, within 60 days after DM furnishes Seller with a Proposal, Seller does not agree to and initial any new
Schedule 2.1 proposed by DM in good faith, DM shall be entitled to purchase the Containers specified in the Proposal from any third party; provided that if DM purchases the Containers specified in the Proposal from PCP, if Seller notifies DM that it accepts such Proposal and that Seller will supply any Containers required by such Proposal in a timely manner and within 12 months after DM furnished Seller with such Proposal, DM will purchase such Containers from Seller pursuant to the terms of this Agreement if, in fact, Seller delivers such Containers within such 12-month period and, in such case, DM will cease purchasing such Containers from PCP. Any such Containers DM purchases from PCP or any other party shall reduce accordingly the minimum requirements DM must purchase from Seller under this Agreement.
Any such Containers DM purchases from PCP or its affiliates shall increase accordingly the 100 million Containers which DM can purchase from PCP and its affiliates in such Supply Year.

                           ARTICLE VIII
                         TERM OF AGREEMENT

           The term of this Agreement ("Term") shall commence on the Effective Date and shall continue for a period of ten years. The parties shall negotiate in good faith during the six-month period commencing 18 months prior to the end of the Term (or any extension) for an extension of the Term (or any extension), and the Term (and any extension) shall automatically be extended for additional five-year periods unless on or before 12 months prior to the end of the Term (or any extension) either party notifies the other of its intent to terminate this Agreement.

                            ARTICLE IX
                           FORCE MAJEURE

           9.1 Seller's Obligations. Seller shall not be liable to DM for any failure or delay by Seller in the performance of any of Seller's obligations under this Agreement due to events beyond Seller's reasonable control, including, but not limited to, fire, storm, flood, earthquake, explosion, accident, acts of a public enemy, wars, riots, public disorders, sabotage, strikes, lock-outs, labor disputes, failures or delays of energy, transportation embargoes or delays, inability to obtain materials (except where such inability results from Seller's failure to order sufficient quantities of materials or comply with delivery lead times specified by suppliers), acts of God, acts or regulations of government or inability of Seller to perform its obligations as a result of any breach by DM of its obligations under any of the lease agreements between DM and Seller relating to the former DM container manufacturing facilities (the "Leases"). However, if Seller is unable to supply the required quantity of Containers because of any such circumstance, Seller shall grant DM a priority over all of Seller's other customers and needs with respect to Containers made from the DM facilities purchased or leased by Seller referred to in the background Section of this Agreement.

           9.2 DM's Obligations. DM shall not be liable to Seller for any failure or delay by DM in the performance of any of DM's obligations under this Agreement (excluding, however, the payment of monies otherwise due under this Agreement for Containers for which ownership has been transferred to DM), including any delay or failure by DM to accept or use conforming Containers as ordered, if such failure or delay is due to any event beyond DM's reasonable control, including, but not limited to, those force majeure events identified in Section 9.1.

           9.3 Notice of Force Majeure. Either party unable to perform due to force majeure conditions shall promptly advise the other party of the probable extent of its inability to perform and shall take all reasonable actions to lessen the impact on the other party's business (including, in Seller's case, the building of inventories in anticipation of, in Seller's reasonable belief, labor disputes). When any force majeure event operating to excuse performance by either party shall cease, this Agreement shall continue in full force and effect until all deliveries have been completed or until the earlier expiration or termination of this Agreement in accordance with its terms.

                             ARTICLE X
                        DM'S RIGHT TO COVER

           If Seller, for any reason (other than DM's breach under this Agreement or under the Leases or as otherwise permitted in this Agreement), including, but not limited to, a force majeure event as described in Article 1X, fails to deliver conforming Containers to DM at the required location by the delivery date specified by DM to Seller, Seller will use its best efforts to obtain an alternate supply of Containers for DM at no cost increase to DM. If Seller cannot obtain such an alternate supply, DM may, in addition to any other rights or remedies available to DM under applicable law, purchase from other sources, only during any such period of failure or delay in performance by Seller, the type and volume of Containers that were scheduled for delivery to DM during the period of failure or delay in performance. Such purchases shall reduce accordingly the minimum requirements which DM must purchase from Seller under this Agreement. Any such Containers DM purchases from PCP or its affiliates shall increase accordingly the 100 million Containers which DM can purchase from PCP and its affiliates in such Supply Year only. In addition, DM shall notify Seller of any increased cost (including freight and handling) incurred by DM in acquiring such Containers from other sources, and, except for any failure by Seller due to a force majeure event described in Article IX or due to a breach by DM under this Agreement or the Leases, Seller shall immediately credit or reimburse DM for any such cost increase incurred.

                            ARTICLE XI
          QUALIFICATION OF CONTAINERS; TECHNICAL SUPPORT

           11.1 Qualification of Containers. DM reserves the right to qualify Seller's production capabilities according to

DM's quality assurance standards. DM hereby represents and warrants to Seller that the container production facilities of DM immediately prior to the closing under the Purchase Agreement are qualified according to DM'S quality assurance standards for those Containers produced at each such Facility. DM shall have the right to make reasonable changes to its quality assurance standards, and if DM changes any of its quality assurance standards, it shall notify Seller in writing of any change in detail and shall give Seller adequate opportunity to conform its production capabilities accordingly. DM shall not unreasonably withhold qualification of Seller's production capabilities in accordance with DM's quality assurance standards and shall exercise its best efforts to qualify Seller's production capabilities in accordance with customary industry practice. Seller shall not change any specifications for Containers without the prior written consent of DM. Seller shall reimburse DM for any costs reasonably incurred by DM in performing qualifying runs for Containers if and to the extent that such qualifying runs result in unsalable Product.

           11.2 Inspection. DM shall have the right periodically to inspect Seller's facilities at which Containers are manufactured. Such inspection shall be during normal business hours and upon at least three business days' notice to Seller.

           11.3 Technical Support. Upon DM's reasonable request, Seller shall provide technical support to those canneries at which Containers are filled in accordance with industry standards and at no cost to DM. Upon DM's reasonable request, Seller shall provide technical support for DM's Philippine container manufacturing operations, PCP and any Product Sourcing Container arrangements to which DM is a party; provided that Seller's personnel shall not be required to visit DM's Philippine facilities more than twice in any calendar year. DM and Seller shall cooperate to provide technical assistance relating to Polystar lids. Technical support shall consist of advice on engineering reviews of new equipment, advice on line productivity, use of laboratory facilities to research container failures, development of container specifications and similar matters. DM shall reimburse Seller for all of Seller's reasonable costs, including without limitation, out-of-pocket costs, for such support within 30 days after submission of invoices from Seller. At DM's request, Seller will also supply DM with metal for PCP's container manufacturing, at Seller's cost (with freight) and on customary terms for purchases of this type.

           11.4 Research and Development Cooperation. The parties intend to cooperate in research and development relating to the manufacture and coating of containers. In connection with such cooperation, each party shall maintain in confidence and shall not disclose or otherwise use for a period of five years after disclosure any information of a confidential or business sensitive nature disclosed by the other party. This obligation of confidentiality shall not apply to material which

           (a) is in or later enters the public domain by public use, publication, general or public knowledge or the like, through no fault of the receiving party;

           (b) is obtained from a third party which has the legal right to use and disclose the same to receiving party;

           (c) either party already possesses, as evidenced by its written records, predating receipt thereof from the other party; or

           (d) is developed by either party independently of the information disclosed.

The parties agree that ownership of all right, title and interest to information disclosed in connection with such research and development cooperation and the inventions and trade secrets related thereto or based thereon shall remain the property of the-disclosing party and that the receiving party shall not obtain any rights to such information or related inventions or trade secrets by way of license, shop right or otherwise. Seller will make available to DM Seller's manufacturing facilities for a reasonable number of test runs of containers, coatings, seals or other items relating to containers. Such test runs shall take place at the manufacturing facility selected by Seller and shall be scheduled to minimize any disruption to Seller's commercial operations. The cost to DM for such test runs shall be Seller's labor and materials cost, including a reasonable charge for set up and change over of any manufacturing line.

                            ARTICLE XII
                  RETURNABLE PACKAGING MATERIALS

           12.1 Packaging Specifications. DM's current packaging specifications are set forth on Schedule 2.1 to this Agreement. DM will consider in good faith any proposed changes to these specifications if DM's functional performance criteria (set forth on Schedule 2.1) are satisfied.

           12.2 Coding. Can identification coding and cook check standards used by Seller must comply with DM's product certification program as currently in effect and as that program may be changed in the future. DM shall notify Seller at least 45 days before any change in DM's certification program.

           12.3 Title to Packaging Materials. All packaging materials for Containers supplied by Seller, including, but not limited to, pallets, top frames and separators, shall remain the property of Seller. All packaging materials for Containers supplied by DM, including but not limited to pallets and top frames, shall remain the property of DM. The parties shall return all such other party's materials to the other party's closest plant, except to the extent, if any, that such other party wishes to exclude certain items from the provisions of this Section
12.3. Each party shall pay the transportation costs for return of its own packaging materials.

           12.4 Annual Settlement of Packaging Materials. Seller shall maintain a daily inventory record of pallets and top frames shipped to, and returned by, DM. DM shall maintain inventory records of pallets and top frames shipped to, and returned by, Seller. As of the end of each three-month period in each Supply Year, Seller shall determine from such records the quantity (if any) of pallets and top frames: (a) shipped by Seller or DM to the other party during such three-month period and (b) not returned during that period. If those records show in any Supply Year that either party owes the other more than 10,000 pallets or top frames (other than those excluded pursuant to Section 11.3), such party shall pay the other $12.00 per pallet and $3.00 per top frame for such excess shortage within 90 days after the end of such Supply Year. The parties shall furnish a copy of such inventory records to the other as often as such other party may reasonably request and shall cooperate with each other to reconcile such inventory records.

           12.5 Transition of 45 x 50 Two-Way Pallets. DM will cooperate with Seller in the orderly transition from 45 x 50 Two-Way pallets and top frames to 44 x 56 Four-Way pallets and top frames, with all transition costs to be paid by Seller.

                           ARTICLE XIII
          CLAIMS, WARRANTIES AND LIMITATIONS OF LIABILITY

           13.1 Container Specifications. Seller warrants that all Containers delivered to DM will conform to the Container specifications set forth in Schedule 2.1 to this Agreement as that Schedule may be amended from time to time in accordance with this Agreement. The acceptance criteria relating to Container quality and the AQL Plan to determine quality compliance are set forth on Schedule 13.1. If Seller supplies any Containers to DM which fail to conform to Schedule 2.1, as determined by those acceptance criteria and the AQL Plan, unless Seller can supply conforming Containers in a timely manner, DM shall be entitled to purchase substitute Containers from a third party. Such purchases shall reduce accordingly the minimum requirements which DM must purchase from Seller under this Agreement.

           13.2 Compliance with Laws and Regulations. Seller warrants that all Containers will be produced in accordance with and will satisfy all applicable federal, state and local laws, regulations and orders.

           13.3 Title to Containers. Seller warrants that it will convey to DM good title to all Containers delivered under this Agreement, free and clear of any and all security interests and other liens and encumbrances.

           13.4 Infringement Claims. Seller shall indemnify and hold DM harmless from and against any and all claims of patent and other "intellectual property" infringement or misuse relating to Containers and shall bear all costs and expenses, including reasonable attorneys' fees, arising from or related to any such claim, unless the claim arises from events which occurred before the date of this Agreement or from DM's request for a Spec Change or New Container. The term "claim" as used in the preceding sentence includes, but is not limited to, any claim for temporary or permanent injunctive relief. DM represents and warrants to Seller that none of the specifications set forth on Schedule 2.1 delivered on the date hereof infringe the intellectual property rights of any third party.

           13.5 Shelf Life Warranty. DM warrants to Seller that each container manufactured by DM prior to the effective date of this Agreement for the Product or Products designated by DM and listed on Schedule 2.1 to this Agreement provides the Product packed in such container a shelf life of at least 24 months (and at least 36 months for vegetables) at a mean temperature of 72(degree) F from time of use by DM. In reliance upon the preceding sentence, Seller warrants that each Container delivered by Seller to DM for the Product or Products designated by DM and listed on Schedule 2.1 to this Agreement, as it may be modified from time to time in accordance with this Agreement, shall assure that the Product packed in the Container will have a shelf life of at least 24 months (and at least 36 months for vegetables) at a mean temperature of 72(degree) F from time of use by DM, except for those Containers for which DM insists on a Spec Change or New Container with which Seller reasonably disagrees in good faith in writing before it manufactures the Container in question.
Seller's warranty under this Section 13.5 assumes that the Product identified on Schedule 2.1 shall remain substantially unchanged as to formulation and content during the Term. If DM elects to make changes to the formulation or content of the Product which, to DM's knowledge after due inquiry, might cause the Container to be used for that Product to be inadequate or inappropriate to assure the required 24-month (or 36-month for vegetables) shelf life at a mean temperature of 72(degree) F, DM shall notify Seller at least 60 days before the change and Seller shall confirm the continued appropriateness of the Container for use with the Product or to request changes in the specifications for the Container if required in Seller's opinion by changes to the Product. Such changes in specifications shall be in accordance with the procedures set forth in Article VII of this Agreement. The parties agree that tomatoes are fruits and not vegetables.

           13.6 Limitations on Warranties. Except as set forth in this Article XIII:

           SELLER EXTENDS NO WARRANTIES, EXPRESS OR
           IMPLIED, AND NO WARRANTY WITH RESPECT TO
           MERCHANTABILITY OR FITNESS FOR A PARTICULAR
           PURPOSE.

           Seller's liability for Containers which do not conform with the warranties provided in this Agreement shall be limited
(a) with respect to personal injury, to the coverage available under the insurance policy referred to in Article XIV of this Agreement and (b) with respect to all other damage, loss or injury, to the sum of DM's cost of the defective Containers, DM's cost of the contents of the Containers lost as a result of the defects, DM's cost of recovery and disposition of the defective Containers and DM's incremental labor and overhead cost of lost production time caused by the Containers. DM shall exercise reasonable diligence to discover any defects in Containers before filling them with Products.

                            ARTICLE XIV
                             INSURANCE

           Seller, at its cost, shall maintain broad form comprehensive general liability insurance, including product liability insurance with limits in an amount not less than $30,000,000 in the aggregate which shall include DM as an additional named insured and shall require the insurer to give DM at least 30-days' advance notice of any cancellation or expiration of the policy, or of any significant change in the coverage, scope or amount of the policy. On or before 30 days after the Effective Date, Seller will provide DM with a certificate of insurance evidencing the above coverage, additional insured endorsement, and thereafter Seller shall promptly provide DM notice of cancellation or change in policy conditions.

                            ARTICLE XV
                   SALE OF REJECTED CONTAINERS

           Seller shall not resell, except for scrap, any Containers rejected or not purchased by DM which bear any trademarks or trade names of DM or DM's customers.

                            ARTICLE XVI
                          LABOR DISPUTES

           Seller agrees that, whenever an actual or potential labor dispute delays or could be reasonably expected to delay the timely performance of this Agreement, Seller shall promptly give notice of such actual or potential dispute to DM.

                           ARTICLE XVII
                         TITLE TO DRAWINGS

           Seller shall at all times have title to all drawings and specifications used in connection with this Agreement provided that DM shall at all times be entitled to retain and use
(without any further consideration) copies of all such drawings and specifications.

                           ARTICLE XVIII
                         BREACH AND WAIVER

           18.1 Event of Default. Each of the following shall constitute an Event of
Default:

           (a) the making by a party of any general assignment for the benefit of creditors; or the filing by or against a party of a petition to have such party adjudged a bankrupt or a petition for reorganization or arrangement under any bankruptcy law which, in the case of a petition filed against a party, is not dismissed within 60 days of filing; and

           (b) the material breach of any obligation pursuant to this Agreement.

           18.2 Effect of Default. If either party commits an Event of Default, the other party may immediately in the case of
Section 18.1(a) and 30 days after notice and failure to cure (or such longer period if such failure cannot be reasonably cured within 30 days of notice, so long as such defaulting party diligently takes all steps necessary to cure such failure) in the case of Section 18.1(b), in addition to and without prejudice to its other lawful rights and remedies, terminate this Agreement at any time upon notice to the other party. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.

           18.3 Nonwaiver. No course of conduct or delay on the part of either party in exercising any of its rights under this Agreement shall waive any rights of that party or modify this Agreement.

                            ARTICLE XIX
                           MISCELLANEOUS

           19.1 Notices. All notices, demands and requests required or permitted to be given under this Agreement shall be in writing and shall be deemed duly given three business days after mailing if mailed by certified or registered mail, postage prepaid, or on the date of delivery if delivered personally or one business day after deposit with a nationally recognized overnight courier, in all cases subject to the subsequent designation of another address in accordance with this Section
18.1, if addressed as follows:

           If to Seller:

                     Silgan Containers Corporation
                     3800 W. Alameda Avenue
                     Suite 900
                     Burbank, CA  91505
                     Attention:  Mr. James D. Beam

           With a copy to:

                     Silgan Corporation
                     4 Landmark Square, Suite 301
                     Stamford, CT  06901
                     Attention:  D. Greg Horrigan

           and

                     Winthrop, Stimson, Putnam & Roberts
                     Financial Centre
                     695 East Main Street
                     P.O. Box 6760
                     Stamford, CT  06904-6760
                     Attention:  G. William Sisley, Esq.

           If to DM:

                     Del Monte Corporation
                     One Market
                     P.O. Box 193575
                     San Francisco, California  94119-3585
                     Attention:  Phyllis Kay Dryden

With a copy to:

                     Heller, Ehrman, White & McAuliffe
                     525 University Avenue, Suite 1100
                     Palo Alto, California  94301
                     Attention:  August J. Moretti

           19.2 Assignment. This Agreement shall not be assigned by any party without the prior written consent of the other party, except that either party may transfer or assign this Agreement to any Affiliate (as defined in the Purchase Agreement) of such party upon any merger, consolidation, sale of all or substantially all of the assets of such party (or, in the case of Seller only, all or substantially all of the Assets (as defined in the Purchase Agreement) of the Business (as defined in the Purchase Agreement) or, in the case of DM only, all or substantially all of the assets of all of the Facilities) or other similar business combination with or to such Affiliate of such party without the prior written consent of the other party. This Agreement shall be binding upon and shall inure to the benefit of the successors and permitted assigns of both parties and upon all persons or corporations succeeding to their respective businesses.

           19.3 Modifications. This Agreement may not be modified and no provision of this Agreement may be waived unless the modification or waiver is in writing and is signed by an authorized representative of each party.

           19.4 Confidentiality. Each party to this Agreement shall hold in confidence and use only for its benefit in performing this Agreement, any confidential technical information (including, without limitation, specifications, drawings, designs and samples), pricing information, raw material sources, the data on Schedule 2.1 and any other information, whether conveyed orally or in writing, furnished by one to the other in connection with this Agreement. No party to this Agreement shall have liability for disclosures of information made in accordance with requirements imposed by any applicable law, rule or regulation or by any court or regulatory agency with proper jurisdiction if the party of whom disclosure is required reasonably assists and cooperates with the other party in attempting to preserve the confidentiality of the information, including, without limitation, notifying the other party upon learning of any such disclosure requirement and not disclosing the information earlier than is required.

           19.5 Independent Contractors. The parties acknowledge that the relationship established under this Agreement shall be that of independent contractors. Seller and DM shall not be deemed partners, joint venturers or agents for one another for any purpose whatsoever.

           19.6 Corporate Authority. Each party warrants to the other that it has the corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by this Agreement and that this Agreement has been duly executed and delivered on its behalf.

          19.7 Further Documentation. Each of the parties agrees to furnish to the other such additional documents and instruments as shall be reasonably requested to effectuate the purposes of this Agreement.

           19.8 Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be null and void or unenforceable, that provision shall be deemed to be severed, and the remaining provisions of this Agreement shall remain in full force and effect.

           19.9 Dispute Resolution. Any disputes arising pursuant to this Agreement and relating to cost, Cost Notices, Investment, Allocated Cost Savings, manufacturing cost, gross profit margin or similar matters shall be submitted to the accounting firm of Arthur Andersen & Co. ("AA"), and its determinations shall be final and binding on all parties. Determinations of such matters shall be made in accordance with United States Generally Accepted Accounting Principles and, United States Generally Accepted Cost Accounting Principles, in each case, consistently applied, in each case as modified by the specific provisions of this Agreement. All costs of AA shall be shared equally by the parties. All other disputes arising pursuant to this Agreement shall be submitted to binding arbitration in San Francisco, California pursuant to the then applicable rules of the American Arbitration Association.

           19.10 Governing Law. This Agreement shall be governed by the laws of the State of California applicable to contracts between California residents and wholly to be performed in California.

           19.11 Entire Agreement. This Agreement, including its Schedules as they may be modified from time to time in accordance with this Agreement, contains all the terms agreed upon by the parties with respect to its subject matter and supersedes any and all prior and contemporaneous agreements, representations and warranties of the parties regarding that subject matter.

           IN WITNESS WHEREOF, the parties have executed this Agreement as of the date that appears in the first paragraph of this Agreement.

                                  DEL MONTE CORPORATION


                                  By /s/ David L. Meyers

                                  Title  Executive Vice President & CFO


                                  SILGAN CONTAINERS CORPORATION


                                  By /s/  D. Greg Horrigan

                                  Title  /s/ Chairman of the Board

                   AMENDMENT TO SUPPLY AGREEMENT


           THIS AMENDMENT TO SUPPLY AGREEMENT (this "Amendment") is made and entered into as of December 21, 1993 by and between DEL MONTE CORPORATION, a New York corporation ("DM"), and SILGAN CONTAINERS CORPORATION, a Delaware corporation ("Seller").

                        B A C K G R O U N D

           DM and Seller are parties to that Supply Agreement made and entered into as of September 3, 1993 (the "Supply
Agreement"). DM and Seller desire to amend the Supply Agreement as set forth in this Amendment. Accordingly, the parties agree as follows:

                             ARTICLE I

                            DEFINITIONS

           Any terms used in this Amendment without definition shall have the meanings set forth in the Supply Agreement.

                            ARTICLE II

                        MEXICAN FACILITIES

           Schedule 2.1 to the Supply Agreement is hereby amended to clarify that the Mexican Facility referred to in such Schedule
2.1(a) is the DM cannery located in Irapuato, Mexico.

                            ARTICLE III

                          SCHEDULE 2.1(e)

           Schedule 2.1(e) to the Supply Agreement is hereby amended by deleting such Schedule 2.1(e) in its entirety and replacing it with Schedule 2.1(e) set forth in Exhibit 2 hereto.

           By January 15, 1994, Seller shall revise and reissue to DM Schedule 2.1(e) to the Supply Agreement (which shall replace the Schedule 2.1(e) attached hereto). Such revised
Schedule 2.1(e) shall effect the following: (i) the Metal Cost component of selling price and the Labor Cost component of selling price for each Container will be reduced by the amount of margin contained in those components, and (ii) the Other Cost component of selling price of each Container will be increased by such amount of price reduction in the Metal Cost and Labor Cost components. The result, therefore, will be no change in the individual or aggregate selling price for all Containers as set forth in Schedule 2.1(e) attached hereto.

                            ARTICLE IV

                     AMENDMENT TO SECTION 2.3

           The phrase "the last sentence in Section 2.1" that is contained in the third sentence of Section 2.3 of the Supply Agreement is hereby amended by deleting such phrase in its entirety and inserting in place therefor "the second sentence in
Section 2.1."

                             ARTICLE V

   CONTAINER REQUIREMENTS PLAN; SUPPLY SCHEDULE; WORKING CAPITAL

           1. Sections 3.1 and 3.2 of the Supply Agreement are hereby amended by deleting such Sections 3.1 and 3.2 in their entirety and inserting in place therefor the following:

           3.1 Container Requirements Plan. On the date of effectiveness of this Agreement (for the 1994 Supply Year) and prior to November 15 before each subsequent Supply Year thereafter, DM shall furnish Seller with a "Container Requirements Plan" for such Supply Year, which Container Requirements Plan shall set forth DM's good faith written estimate, by type of Container and delivery location, of the quantity of Cans estimated to be needed for such Supply Year and the Quantity of Ends to be affixed to such Cans. "Supply Year" shall mean a calendar year during the Term of this Agreement (based on DM's accounting month). The Container Requirements Plan for a Supply Year shall be adjusted by DM as follows: no later than the 20th calendar day of each month during such Supply Year, DM shall furnish Seller with DM's good faith written estimate of the revised Container Requirements Plan, by type of Container and delivery location, for the remaining months of such Supply Year, provided that during the packing season (which is the period from July 1 to October 31 of each year) DM shall revise such Container Requirements Plan as soon as practical but at least no later than the 20th calendar day of each such month.

           3.2 Supply Schedule. On the date of effectiveness of this Agreement (for the 1994 Supply Year) and prior to December 15 before each subsequent Supply Year thereafter, Seller shall furnish DM with a "Supply Schedule" for such Supply Year, which Supply Schedule shall indicate the estimated quantity and type of Cans and Ends to be supplied by Seller by DM accounting month for each DM Facility and which shall satisfy the Container Requirements Plan for such Supply Year. Such Supply Schedule shall be revised monthly on or before the 30th calendar day of each month in which Seller receives a revised Container Requirements Plan and shall serve as the basis for DM's arrangement of shipments and space planning. In any Supply Year, DM shall be obligated to purchase no less than, and Seller shall be obligated to sell no more than, that number and type of Containers as shall equal the sum of the periodic monthly estimates set forth in the Supply Schedule (as revised in accordance with this Section) for each type of Container for that Supply Year. The parties agree to cooperate and use their reasonable best efforts to resell any excess Cans or Ends which DM has purchased.

      Seller will notify DM immediately if Seller anticipates that it will be unable to provide Containers to DM in accordance with DM's most recent Container Requirements Plan. Seller shall advise DM's transportation department of transit requirements from Seller's location to the DM delivery location for Containers supplied by Seller as required by this Section 3.2 and the most recent Supply Schedule for the current Supply Year. DM's transportation department will arrange for transportation of such Containers.

           2. Section 3.4 of the Supply Agreement is hereby amended by deleting such Section 3.4 in its entirety and inserting in place therefor the following:

           On the date of effectiveness of this Agreement (for the 1994 Supply Year) and prior to December 15 before each subsequent Supply Year thereafter, Seller shall formulate and deliver to DM a Working Capital Plan for such Supply Year (a sample of which is attached hereto as Schedule 3.4(a)) which shall be based on the Containers Requirements Plan and Supply Schedule for such Supply Year and shall indicate the estimated Container Costs for Cans and Ends to be supplied by Seller and purchased by DM (resulting in inventory of DM) in accordance with this Agreement for all Container Requirements Plan requirements for each month of such Supply Year. Such amount of inventory for each such month (revised as provided below), less the estimated amount of accrued and unpaid payables owing to Seller for such Cans and Ends at the end of each such month (as set forth in the Working Capital Plan), shall equal DM's working capital for each such month. The monthly average of such amount of inventory for such Supply Year less the monthly average of such payables for such Supply Year (excluding the average amount of Payables Extension Memos outstanding at each such month end) shall equal DM's "Average Working Capital" for such Supply Year. If DM's Average Working Capital for such Supply Year exceeds the "Cap" for such Supply Year, then Seller shall issue to DM a Payables Extension Memo in such amount, which Payables Extension Memo shall entitle DM to maintain (beyond the terms provided in Section 3.3 hereof) an outstanding payable to Seller in such amount. Each month (within ten days after DM's month end (the "Delivery Date")) the Container Requirements Plan, Supply Schedule and Working Capital Plan for the current Supply Year shall be updated and adjusted by the parties, respectively, for actual information for the prior month (which actual information shall include Container Costs for Containers filled, ending DM Inventory (as hereinafter defined), ending inventory of unfilled Containers supplied by Seller, purchases of Cans and Ends from Seller, and ending payables balance of DM) and, if necessary, as the Container Requirements Plan and Supply Schedule for such Supply Year are adjusted. Each time the Working Capital Plan for a Supply Year is adjusted as provided above: (i) if DM's Average Working Capital for such Supply Year (calculated as provided above) is increased from the amount last calculated for such Supply Year, then, one business day after the Delivery Data, Seller shall issue a new Payables Extension Memo which shall replace the Payables Extension Memo last previously issued for such Supply Year and DM shall be entitled to maintain (beyond the terms provided in Section 3.3 hereof) an outstanding payable to Seller in such new amount or (ii) if DM's Average Working Capital for such Supply Year (calculated as provided above) is decreased from the amount last calculated for such Supply Year, then, one business day after the Delivery Date, Seller shall issue a new Payables Extension Memo which shall replace the Payables Extension Memo last previously issued for such Supply Year and DM (A) shall pay to Seller (such payment to be made with the next payment by DM of payables to Seller in accordance with Section 3.3 hereof) an amount equal to such decrease and (B) shall be entitled to maintain (beyond the terms provided in Section 3.3 hereof) an outstanding payable to Seller in the amount set forth in such new Payables Extension Memo. Examples of adjustments to the sample Working Capital Plan attached hereto as Schedule 3.4(a) and, accordingly, adjustments to DM's Average Working Capital are attached hereto as Schedule 3.4(b).

           At the end of the Term or this Agreement, the aggregate amount of all outstanding Payable Extension Memos shall be paid by DM to Seller.

           At the end of each Supply Year during the Term of this Agreement, (i) Seller shall pay to DM an interest charge in an amount equal to the Interest Factor multiplied by the amount by which DM's actual Average Net Working Capital for such Supply Year exceeded the Cap for such Supply Year, or
      (ii) if DM's actual Average Working Capital for such Supply Year exceeded the Cap and DM's Average Net Working Capital for such Supply Year was less than the Cap, then DM shall pay to Seller an interest charge in an amount equal to the Interest Factor multiplied by the amount by which DM's actual Average Net Working Capital for such Supply Year was less than the Cap for such Supply Year. For purposes hereof, the term "Average Net Working Capital" for a Supply Year shall mean the Average Working Capital for such Supply Year less the average amount of Payables Extension Memos outstanding for such Supply Year and the term "Interest Factor" shall mean LIBOR (or any successor interest rate) at December 31 of the applicable Supply Year plus 2 1/2%.

           For the 1994 Supply Year, the "Cap" shall be
$18,000,000.

           The Working Capital Plan for the 1994 Supply Year is attached hereto as Schedule 3.4(c). For the 1994 Supply Year, the parties acknowledge that DM will have an inventory of cans not supplied by Seller. DM shall provide Seller with an estimate (to be adjusted for actual and updated monthly) of such inventory as soon as possible (such cans being the "DM Inventory"). For purposes of calculating DM's Average Working Capital, DM Inventory shall not be used in the inventory of Cans used to calculate DM's Average Working Capital. However, the Working Capital Plan shall assume that DM Inventory by Container specification will be used to meet fill requirements before any such Container specification supplied by Seller is used. For all Supply Years other than the 1994 Supply Year, the Working Capital Plan shall assume the following: if all containers purchased by DM other than from Seller (as provided for herein) are expected to be used for a certain percent of the total fill requirements for such Supply Year, then each month's fill requirements for such Supply Year will be assumed to be met using such certain percent of such containers and the remaining percent using Cans supplied by Seller, unless DM can account for such container usage (excluding any containers purchased from PCP which shall be accounted for as provided above) to the reasonable satisfaction of Seller, in which case each month's fill requirements for such Supply Year will be assumed to be met in accordance with such accounting method.

           For purposes of this Section 3, "month" shall mean
      DM's accounting month, which in any calendar quarter shall be four, four and five weeks, respectively.

           The Cap for the second and succeeding Supply Years will be calculated on the last business day of January of each Supply Year by DM (as reasonably agreed to by Seller) by multiplying the Cap for the most recently completed Supply Year by a fraction, the numerator of which will be DM's estimated Container Costs from Seller for such Supply Year as set forth on Schedule 2.1 as of the commencement of such Supply Year and the denominator of which will be Container Costs actually incurred by DM from Seller for the most recently completed Supply Year Plus the DM Inventory used in such recently completed Supply Year. Until the Cap for each of the second and succeeding Supply
      Years is calculated as provided above, the parties shall use a Cap for each such Supply for purposes hereof which is DM's good faith estimate of the Cap for such Supply Year. The term Container Costs shall mean the aggregate of the selling price for each Container as set forth in Schedule
      2.1 multiplied by the number of units of such Container Supplied by Seller to DM plus applicable freight for the applicable Supply Year.

                            ARTICLE VI

                            METAL COSTS

           Subparagraph (a) of Section 5.1 of the Supply
Agreement (which subparagraph begins "The metal cost component of selling price . . .") is hereby amended by deleting such subparagraph in its entirety and inserting in place therefor the following:

           At July 1, 1994, the metal cost component of selling price for each Container as set forth in Schedule 2.1 shall be adjusted (increased or decreased) to Seller's actual cost of metal as of that date from the "Base Cost" (as set forth in the letter dated December 16, 1993 from James Beam of Seller to Kevin McKee of DM). Thereafter, the metal cost component of selling price for each Container as set forth in Schedule 2.1 shall be adjusted (increased or decreased) to reflect changes in costs of metal actually incurred by Seller. Such metal price adjustment (increase or decrease) referred to in the immediately preceding sentence shall take place thirty (30) days after the date Seller actually incurs a price change in the cost of metal. Metal prices shall not be increased prior to July 1, 1994.

                            ARTICLE VII

                         PROCTOR & GAMBLE

           The Supply Agreement is hereby amended by adding the following new Section to the Supply Agreement immediately following Section 2.7 and immediately before Article III:

           2.8 Procter & Gamble. DM hereby agrees that it will not cancel or terminate that certain Containers Purchase Agreement dated as of March 2, 1990 (the "Container
      Purchase Agreement") between DM and The Procter & Gamble Company ("P & G") prior to March 2, 1995 and that it will purchase from Seller in accordance with this Agreement all Containers (as defined in such Containers Purchase Agreement) that it is required to sell to P & G under the Containers Purchase Agreement.

                           ARTICLE VIII

                           COST SAVINGS

           The Supply Agreement is hereby amended by adding the following to Section 5.2 immediately before the penultimate sentence of Section 5.2:

           Attached hereto as Schedule 5.2 is a list of cost savings items (from which DM and Seller agree to reasonably cooperate to achieve and to work together to test and approve as quickly as possible), it being understood that the cost savings associated with all such items which accrue to Seller are included in the selling prices for Containers set forth in
Schedule 2.1(e) and shall not be shared or allocated pursuant to this Section 5.2 or Article VII.

                            ARTICLE IX

                           REAFFIRMATION

           The parties hereby reaffirm all of the other terms and conditions of the Supply Agreement. This Amendment amends the Supply Agreement only to the extent specified herein and shall not constitute an amendment to any other provision of the Supply Agreement. From and after the date hereof, all references to the Supply Agreement in the Supply Agreement and other documents referred to therein shall be references to the Supply Agreement as amended hereby.

          IN WITNESS WHEREOF, the parties have caused this Amendment to be duly signed and delivered as of the date that appears in the first paragraph of this Amendment.

                                  DEL MONTE CORPORATION


                                  By   /s/ Thomas E. Gibbons

                                  Its Vice President


                                  SILGAN CONTAINERS CORPORATION


                                  By   /s/ [signature illegible]

                                  Its  Vice President

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